EXHIBIT 99.1

Contact:	Janice Monahan
480/693-5729

FOR IMMEDIATE RELEASE: Thursday, June 3, 2004

AMERICA WEST REPORTS RECORD TRAFFIC

     PHOENIX—America West Airlines (NYSE:AWA) today reported traffic statistics for the month of May 2004. Revenue passenger miles (RPMs) for May 2004 were a record 1.9 billion, an increase of 4.3 percent from May 2003. Capacity increased 7.7 percent in May 2004 to a record 2.5 billion available seat miles (ASMs). The passenger load factor for the month of May was 76.2 percent. America West also reported record year-to-date RPMs of 9.1 billion, record year-to-date ASMs of 12.3 billion and a record year-to-date load factor of 74.2 percent.

     “We’re pleased to report record traffic for May and year-to-date. However, we experienced a decline in yields as a result of continuing weakness on off-peak travel days,” said Scott Kirby, executive vice president, sales and marketing. “We’re also happy to be seeing strong demand for summer travel. We’re increasing service in 20 markets in June as part of our 2004 growth plan.”

     Also for the month of May, America West will be reporting domestic on-time performance of 80.3 percent to the Department of Transportation. The airline will also report a completion factor of 98.7 percent for the month.

     The following summarizes America West’s May and year-to-date traffic results for 2004 and 2003:

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America West Airlines
Reports May Traffic / 2

	May 2004	May 2003	% Change
Revenue Passenger Miles (000)	1,915,098	1,835,446	4.3
Available Seat Miles (000)	2,513,218	2,333,809	7.7
Load Factor (percent)	76.2	78.6	(2.4) pts.
Enplanements	1,753,165	1,731,534	1.2

	YTD 2004	YTD 2003	% Change
Revenue Passenger Miles (000)	9,144,409	8,474,613	7.9
Available Seat Miles (000)	12,322,301	11,501,575	7.1
Load Factor (percent)	74.2	73.7	0.5 pts.
Enplanements	8,386,555	8,050,993	4.2

     America West Airlines is the nation’s second largest low-fare airline and the only carrier formed since deregulation to achieve major airline status. America West’s 13,000 employees serve nearly 55,000 customers a day in 96 destinations in the U.S., Canada, Mexico and Costa Rica.

-AWA-